Exhibit 99.1

Asure Software Receives NASDAQ Letter Regarding Non-Compliance with Minimum Market Value of Listed Securities Rule

AUSTIN, Texas, April 17, 2013 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workplace management software, announced that on April 11, 2013, it received a letter from The NASDAQ Stock Market (“NASDAQ”) stating that pursuant to Rule 5550(b)(2), the $35 million minimum Market Value of Listed Securities (“MVLS”) for its common stock was not met.

The NASDAQ notification has no immediate effect on the listing of the Company’s common stock and Asure will be provided a grace period of 180 calendar days, or until October 8, 2013, to regain compliance. After the grace period expires, NASDAQ may notify the Company of its intent to delist its common stock to which the Company may appeal any delisting determination by the NASDAQ staff to a NASDAQ Hearings Panel.

Under Rule 5550, the Company can regain compliance and avoid the potential for delisting by satisfying any one of the minimum MVLS test, the minimum equity test or the minimum net income test. NASDAQ has advised the Company in its letter that it did not meet the requirements under NASDAQ Marketplace Rule 5550(b)(1), which requires maintenance of $2.5 million of stockholders’ equity, and Rule 5550(b)(3), which requires net income from continuing operations of $500,000 or more in 2012 or in two of the three years 2010, 2011 and 2012. However, NASDAQ did not advise the Company that its failure to meet those Rules subjects it to potential delisting.

Although the Company cannot control the stock price or market capitalization, Asure will continue to monitor the MVLS for its common stock and consider various options available if the common stock does not trade at a level that is likely to regain compliance within the requisite grace period. One of those options available to the Company is to issue common stock to meet the minimum equity requirement.

Stated Pat Goepel, Asure’s Chief Executive Officer, “We expected this notification and understand that it has no immediate effect on the listing of our stock on the NASDAQ. We are evaluating our options to best meet the requirements of Rule 5550 while continuing to execute our growth strategy. Although we believe our share price remains undervalued and the business continues to generate positive EBITDA and free cash flow, we may issue shares to satisfy NASDAQ stockholder’s equity criteria. We note that in Q4 2012, Asure filed a shelf registration statement which allows it the ability to raise funds via the issuance of equity. We believe that either through an increase in MVLS or increase in equity, we will become compliant in advance of the 180 day grace period.”

About Asure Software
Asure Software, Inc., (Nasdaq:ASUR) headquartered in Austin, Texas, offers cloud-based time and labor management and workspace management solutions that enable businesses to control their biggest costs -- labor, real estate and technology  -- and prepare for the workforce of the future in a highly mobile, geographically disparate and technically wired work environment. Asure serves approximately 5,000 clients worldwide and currently offers two main product lines: AsureSpace™ workplace management solutions enable organizations to maximize the ROI of their real estate, and AsureForce® time and labor management solutions deliver efficient management of human resource and payroll processes. For more information, please visit www.asuresoftware.com

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11986

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

For more information contact:
Jennifer Crow, Chief Financial Officer
Asure Software, Inc.
888-323-8835
jcrow@asuresoftware.com

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